EXHIBIT 99.1

Charge Enterprises Reports First Quarter 2023 Financial Results

•	Revenue increased 19% for the quarter, compared with the prior year period
•	Gross Profit grew 9% to $6.7 million
•	Infrastructure segment backlog surpasses $100 million; with over 20% derived from the Company’s nationwide electric vehicle charging infrastructure business
•	Positive Adjusted EBITDA expected first quarter of 2024

New York – May 10, 2023 – Charge Enterprises, Inc. (Nasdaq: CRGE) (“Charge” or the “Company”), today reported first quarter 2023 results. For the quarter, revenues were $193.5 million, compared with $163.0 million in the first quarter of 2022. Gross profit for the first quarter of 2023 increased to $6.7 million, compared with $6.2 million in the first quarter of 2022.

“Charge Enterprises delivered strong revenues of $193.5 million, with organic growth of 19%, with Infrastructure and Telecommunications growing at 40% and 16%, respectively. Gross profit increased 9% to $6.7 million, providing the continued opportunity of reinvesting our own resources for future growth of our businesses,” said Andrew Fox, Founder, Chairman and CEO. “We have also achieved significant and strategic milestones as of the end of the first quarter, in record backlog orders booked of approximately $107 million, as well as achieving 15% of our initial stated goal of project engagement with 1,000 major market dealerships indicating robust growth opportunities for Charge in the year ahead.”

“The environment supporting electric vehicle (EV) charging infrastructure has never been stronger. The current political, economic, and technological climate are all key macro-environmental drivers fueling the adoption of electric vehicles. The tailwinds for EV adoption are being driven by mandates by government entities that are propelling the EV industry forward. Charge is positioned to drive the execution of infrastructure to support the transition to EV’s.”

Mr. Fox concluded, "Charge is committed to excellence, execution of its business plan, and premium service. During the first quarter we further delivered on Charge’s diversified revenue stream within all of our business segments. In addition to diversifying our services to accommodate all industry segments touching the entire addressable market, Charge’s focus is to continue establishing and scaling alliances with top automotive dealerships and recently announced partnerships with companies such as Eaton and Autel Energy. Building out and continually maintaining the infrastructure for EV is paramount to electric vehicle adoption, which is the cornerstone to Charge’s mission of pioneering custom, high quality, safe and reliable EV charging ecosystems. At Charge, we make it simple to go electric.”

Selected Financial Information

	Three months ended March 31,
		2022	$ Increase	% Increase
($ in thousands)	2023	(As Adjusted)	(Decrease)	(Decrease)
Total Revenues	$193,549	$162,978	$30,571	19%
Gross Profit	6,721	6,166	555	9%
Net Income / (Loss)	(9,212)	(10,026)	814	8%
Adjusted EBITDA(1)	$(2,508)	$(1,833)	$(675)	(37%)

(1)

Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization, and amortization of debt discount and debt issue costs adjusted for stock-based compensation, loss on impairment, (income) loss from investments, net, change in fair value of derivative liabilities, other (income) expense, net, and foreign exchange adjustments. Refer to Appendix for definition and complete non-GAAP reconciliation for Adjusted EBITDA.

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Charge’s CFO Leah Schweller commented, “We expect to deliver positive Adjusted EBITDA in the first quarter of 2024. Our first quarter performance is a powerful endorsement of our business model that leverages the foundation in place for continued growth in our higher margin EV charging infrastructure, broadband and electrical installation businesses. We look for our Charge Infrastructure (CI) business to continue to build momentum and traction, while we pursue opportunities to expand the footprint and capabilities of our BW Electrical Services (BW), Advanced Network Services (ANS) and EV Group Holdings (EV Depot) businesses within the Infrastructure segment.”

Effective January 1, 2023, the Company elected to change its accounting principle for recognizing stock-based compensation expense from a graded vesting attribution method to a straight-line attribution method. The change resulted in the recognition of a cumulative benefit to stock-based compensation expense of approximately $18.1 million ($18.0 million, net of tax). The Company believes the straight-line attribution method is the predominant method used in its industry, and more accurately reflects how awards are earned over its employees’ service periods, and better aligns the Company’s recognition of stock-based compensation expense with its peers. The effects of the change in accounting principle have been retrospectively applied to all periods presented in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 10-Q to be filed with the SEC on May 10, 2023. Refer to “Change in Accounting Principle” in Part I, Item 1, Note 2 – “Summary of significant accounting policies” for additional information. The Company will file an 8-K with the SEC today describing the change in accounting principle. There are no other changes to the financials within the 8-K.

First Quarter 2023 Financial Results

Revenues for the first quarter of 2023 increased $30.6 million to $193.5 million, compared with $163.0 million in the first quarter of 2022. The increase in reported revenues was driven by higher revenues in both of the Company’s business segments.

•	Infrastructure: Revenues increased $7.9 million to $27.5 million, compared with $19.6 million in the first quarter of 2022. The increase in reported revenues was due to an increase in the volume of electrical contracting services, wireless network projects, and growth in the Company’s EV charging installation business.

•	Telecommunications: Revenues increased $22.7 million to $166.1 million, compared with $143.4 million in the first quarter of 2022. The increase was driven by higher voice call volume.

Gross profit for the first quarter of 2023 increased $0.5 million to $6.7 million, compared with $6.2 million in the first quarter of 2022. The increase in gross profit was primarily driven by higher revenues, partially offset by lower gross profit in the Company’s Telecommunications segment due to customer mix.

Consolidated gross margin percentage for the first quarter of 2023 declined slightly versus the prior year period, driven by margin pressure in both segments, partially offset by increasing proportion of revenues coming from the Company’s higher margin Infrastructure segment.

Net loss for the first quarter of 2023 was $9.2 million, compared with a net loss of $10.0 million in the first quarter of 2022. Expenses after gross margin were primarily related to continued investments the Company made during the quarter to support its growth strategy. The largest drivers over the first quarter of 2022 were:

•	$5.9 million in stock-based compensation expense, which represented a decrease of $1.5 million, primarily due to lower stock option grants compared with the prior year period;
•	$3.3 million in general and administrative expense, which represented an increase of $0.6 million, attributable to growing the business;

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•	$5.4 million in salaries and related benefits, which represented a $1.2 million increase, driven by incremental headcount to support the growth of the Company;
•	$1.2 million in depreciation and amortization expense, which represented a $1.0 million amortization increase driven by the establishment of intangible assets associated with the acquisitions of ANS, BW and EV Depot; and
•	$0.5 million in other income, net, which represented a $2.5 million increase from an expense of $1.9 million in the prior year period. The increase was primarily driven by a $1.4 million gain related to a derivative liability and a gain on the sale of intellectual property of $0.3 million in the current year, and higher investment income of $0.5 million.

Net loss of $9.2 million in the first quarter of 2023, adjusted for non-cash and certain one-time items, resulted in an Adjusted EBITDA loss of $2.5 million, compared with Adjusted EBITDA loss of $1.8 million in the first quarter of 2022. See the Appendix for definition and a full reconciliation.

As of March 31, 2023, Charge held $43.0 million in cash, cash equivalents and marketable securities.

For further details of the Company’s financials, please see Charge Enterprises’ Form 10-Q to be filed on May 10, 2023, with the Securities and Exchange Commission and available on Charge’s website Charge | SEC Filings. Financial statements prior to December 31, 2021, were filed with the OTC Markets.

Webcast Data

Charge Enterprises, Inc. will host a webcast at 10:30 a.m. Eastern Time today to discuss the first quarter 2023 financial results. The webcast can be accessed on the Company’s website on the Investor Relations page at Charge Enterprises, Inc.

About Charge Enterprises, Inc.

Charge Enterprises, Inc. is an electrical, broadband and EV charging infrastructure company that provides clients with end-to-end project management services. We operate in two segments:  Infrastructure, which has a primary focus on EV charging, broadband and wireless, and electrical contracting services; and Telecommunications, which provides connection of voice calls, Short Message Services (SMS) and data to global carriers. Our vision is to be a leader in enabling the next wave of transportation and connectivity. By building, designing, and operating seamless infrastructure for electric vehicles, we aim to create a future where transportation is clean, efficient, and connected and to empower individuals, communities, and businesses to thrive in a more sustainable world. Our plan is to cultivate repeat customers and recurring revenue by deploying a multi-phased strategy, initially where investment in the EV charging revolution is taking place, the nation’s approximately 18,000 franchised auto dealers.

To learn more about Charge, visit Charge Enterprises, Inc.

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Notice Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current expectations or beliefs regarding future events or Charge's future performance. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", “potential”, "continues", "forecasts", "projects", "predicts", "intends", "anticipates", "targets" or "believes", or variations of, or the negatives of, such words and phrases or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. All forward-looking statements, including those herein, are qualified by this cautionary statement. Although Charge believes that the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the business plans and strategies of Charge, Charge's future business development, market acceptance of electric vehicles, the success of Charge’s retail dealership initiative and the size, scope and success of the related initial installation projects, Charge's ability to generate profits and positive cash flow, changes in government regulations and government incentives, subsidies, or other favorable government policies, rising interest rates and the impact on investments by our customers, and other risks discussed in Charge's filings with the U.S. Securities and Exchange Commission ("SEC"). Readers are cautioned that the foregoing list of risks and uncertainties is not exhaustive of the factors that may affect forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release or as of the date or dates specified in such statements. For more information on us, investors are encouraged to review our public filings with the SEC, including the factors described in the section captioned “Risk Factors” of Charge’s Annual Report on Form 10-K filed with the SEC on March 15, 2023, as well as subsequent reports we file from time to time with the SEC which are available on the SEC's website at www.sec.gov. Charge disclaims any intention or obligation to update or revise any forward- looking information, whether as a result of new information, future events or otherwise, other than as required by law.

Notice Regarding Non-GAAP Measures

The press release includes both financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. See the Appendix for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

# # #

Contacts:

Investors

Christine Cannella (954) 298-6518

ccannella@charge.enterprises

Christine Petraglia (917) 633-8980

christine@tradigitalir.com

Media:

Kristopher Conesa (305) 975-5934

kconesa@csuitepr.com

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APPENDIX

CHARGE ENTERPRISES, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(Unaudited)

	As Reported
	Three Months Ended March 31,
		2022	Increase	% Increase
(in thousands)	2023	(As Adjusted)	(Decrease)	(Decrease)
Revenues:
Infrastructure	$27,497	$19,618	$7,879	40%
Telecommunications	166,052	143,360	22,692	16%
Total revenues	193,549	162,978	30,571	19%
Cost of Sales	186,828	156,812	30,016	19%
Gross profit	6,721	6,166	555	9%
Stock-based compensation	5,902	7,424	(1,522)	(21%)
General and administrative	3,345	2,742	603	22%
Salaries and related benefits	5,418	4,193	1,225	29%
Professional fees	466	1,064	(598)	(56%)
Depreciation and amortization expense	1,210	209	1,001	479%
Income (loss) from operations	(9,620)	(9,466)	(154)	(2%)
Other income (expenses)	518	(1,933)	2,451	127%
Income tax (expense) benefit	(110)	1,373	(1,483)	(108%)
Net income (loss)	$(9,212)	$(10,026)	$814	8%

CHARGE ENTERPRISES, INC.

SEGMENT RESULTS OF OPERATIONS

(Unaudited)

Infrastructure

	Three Months Ended March 31,
		2022	Increase	% Increase
(in thousands)	2023	(As Adjusted)	(Decrease)	(Decrease)
Revenues	$27,497	$19,618	$7,879	40%
Cost of sales	21,473	14,880	6,593	44%
Gross profit	6,024	4,738	1,286	27%
Stock-based compensation	2,410	-	2,410	100%
General and administrative	1,356	888	468	53%
Salaries and related benefits	3,222	1,987	1,235	62%
Professional fees	33	61	(28)	(46%)
Depreciation and amortization expense	1,190	165	1,025	621%
Income (loss) from operations	(2,187)	1,637	(3,824)	(234%)
Other income (expenses)	146	(449)	595	133%
Income tax (expense) benefit	(110)	90	(200)	(222%)
Net income (loss)	$(2,151)	$1,278	$(3,429)	(268%)

5

Telecommunications

	Three Months Ended March 31,
		2022	Increase	% Increase
(in thousands)	2023	(As Adjusted)	(Decrease)	(Decrease)
Revenues	$166,052	$143,360	$22,692	16%
Cost of sales	165,355	141,932	23,423	17%
Gross profit	697	1,428	(731)	(51%)
Stock-based compensation	120	-	120	100%
General and administrative	495	513	(18)	(4%)
Salaries and related benefits	182	319	(137)	(43%)
Professional fees	20	25	(5)	(20%)
Depreciation and amortization expense	20	44	(24)	(55%)
Income (loss) from operations	(140)	527	(667)	(127%)
Other income (expenses)	281	(128)	409	320%
Income tax (expense) benefit	-	185	(185)	(100%)
Net income (loss)	$141	$584	$(443)	(76%)

Non-Operating Corporate

	Three Months Ended March 31,
		2022	Increase	% Increase
(in thousands)	2023	(As Adjusted)	(Decrease)	(Decrease)
Revenues	$-	$-	$-	-
Cost of sales	-	-	-	-
Gross profit	-	-	-	-
Stock-based compensation	3,372	7,424	(4,052)	(55%)
General and administrative	1,494	1,341	153	11%
Salaries and related benefits	2,014	1,887	127	7%
Professional fees	413	978	(565)	(58%)
Income (loss) from operations	(7,293)	(11,630)	4,337	37%
Other income (expenses)	91	(1,356)	1,447	107%
Income tax (expense) benefit	-	1,098	(1,098)	(100%)
Net income (loss)	$(7,202)	$(11,888)	$4,686	39%

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Charge Enterprises, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31, 2022
In thousands, except share and per share data	2023	(As Adjusted)
Assets
Current assets
Cash and cash equivalents	$36,493	$26,837
Restricted cash	886	886
Accounts receivable net of allowances of $210 in 2023 and $322 in 2022	75,204	72,405
Inventory	159	111
Deposits, prepaids and other current assets	2,258	3,187
Investments in marketable securities	6,548	6,757
Investments in non-marketable securities	236	236
Contract assets	11,009	6,090
Total current assets	132,793	116,509

Property, plant and equipment, net	697	732
Finance lease right-of-use asset	289	341
Operating lease right-of-use asset	3,590	4,028
Non-current assets	248	240
Goodwill	12,672	12,672
Intangible assets, net	32,899	33,932
Total Assets	183,188	168,454

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$80,571	$61,644
Accrued liabilities	5,674	11,121
Contract liabilities	18,043	13,741
Derivative liability	339	6,521
Finance lease liability	94	112
Operating lease liability	1,474	1,579
Current portion of long-term debt	25,146	29,180
Total current liabilities	131,341	123,898

Non-current liabilities
Finance lease liability, non-current	126	146
Operating lease liability, non-current	1,903	2,199
Net deferred tax liability	1,288	1,410
Total Liabilities	134,658	127,653

Mezzanine Equity
Series C Preferred Stock (6,226,370 shares issued and outstanding at March 31, 2023, and December 31, 2022)	16,572	16,572
Total Mezzanine Equity	16,572	16,572

Commitments, contingencies and concentration risk

Stockholders' Equity
Preferred stock, $0.0001 par value, 20,000,000 shares authorized;
Series D: 1,177,023 shares issued and outstanding at March 31, 2023, and December 31, 2022	-	-
Series E: 3,200,000 shares issued and outstanding at March 31, 2023	-	-
Common stock, $0.0001 par value; 750,000,000 shares authorized 212,849,281 and 206,844,580 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	21	20
Additional paid in capital	197,025	179,723
Accumulated other comprehensive income (loss)	-	-
Accumulated deficit	(165,088)	(155,514)
Total Stockholders' Equity	31,958	24,229
Total Liabilities and Stockholders' Equity	$183,188	$168,454

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Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,
In thousands, except per share data	2023	2022 (As Adjusted)
Revenues	$193,549	$162,978
Cost of sales	186,828	156,812
Gross profit	6,721	6,166

Operating expenses
Stock-based compensation	5,902	7,424
General and administrative	3,345	2,742
Salaries and related benefits	5,418	4,193
Professional fees	466	1,064
Depreciation and amortization expense	1,210	209
Total operating expenses	16,341	15,632

(Loss) from operations	(9,620)	(9,466)

Other income (expenses):
Income (loss) from investments, net	296	(170)
Change in fair value of derivative liabilities	1,376	-
Interest expense	(1,538)	(1,765)
Other income (expense), net	391	258
Foreign exchange adjustments	(7)	(256)
Total other income (expenses), net	518	(1,933)

(Loss) before income taxes	(9,102)	(11,399)

Income tax (expense) benefit	(110)	1,373

Net (loss)	$(9,212)	$(10,026)
Less: Deemed dividend	-	(3,856)
Less: Preferred dividends	(362)	(267)
Net (loss) available to common stockholders	$(9,574)	$(14,149)

Basic income (loss) per share available to common stockholders	$(0.05)	$(0.08)
Diluted income (loss) per share available to common stockholders	$(0.05)	$(0.08)

Weighted average number of shares outstanding, basic	207,060	188,409
Weighted average number of shares outstanding, diluted	207,060	188,409

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Charge Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2023	2022 (As Adjusted)
In thousands
Cash flows from Operating Activities:
Net loss	$(9,212)	$(10,026)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization	1,033	-
Depreciation	177	209
Stock-based compensation	5,902	7,424
Change in fair value of derivative liabilities	(1,376)	-
Amortization of debt discount	990	1,030
Loss on foreign currency exchange	7	256
Net loss (gain) from investments	(296)	170
Other expense, net	(288)	(188)
Change in deferred income taxes	(121)	(1,373)
Changes in working capital requirements:
Accounts receivable	(2,514)	4,207
Inventory	(48)	-
Deposits, prepaids and other current assets	156	(221)
Other assets / liabilities	141	(129)
Contract assets	(4,919)	(1,773)
Accounts payable	19,044	17,876
Other current liabilities	(2,062)	(521)
Contract liabilities	4,302	(2,225)
Net cash provided by operating activities	10,916	14,716

Cash flows from Investing Activities:
Acquisition of property, plant and equipment	(90)	(35)
Sale of intellectual property	-	128
Purchase of marketable securities	(6,356)	(42,614)
Sale of marketable securities	6,822	28,401
Acquisition of EV Depot	1	(1,231)
Cash acquired in acquisitions	-	104
Net cash provided by (used in) investing activities	377	(15,247)

Cash flows from Financing Activities:
Proceeds from sale of Series C preferred stock	-	10,845
Proceeds from issuance of Series E preferred stock	1,600	-
Proceeds from exercise of warrants	2,200	-
Proceeds from exercise of stock options	41	-
Draws from revolving line of credit	4,717	3,200
Payments on revolving line of credit	(9,741)	(5,098)
Payment on financing lease	(20)	(27)
Payment of dividends on preferred stock	(362)	(261)
Net cash (used in) provided by financing activities	(1,565)	8,659

Effect of foreign exchange rate changes	(72)	15

Net Increase in Cash and Cash Equivalents	9,656	8,143
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	27,723	18,238
Cash, Cash Equivalents, and Restricted Cash, End of Period	$37,379	$26,381

Cash paid for interest expense	$485	$732
Cash paid for income taxes	$4	$-
Non-cash investing and financing activities:
Issuance of common stock for acquisition	$-	$17,530

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Non-GAAP Measures

In this press release, the Company has supplemented the presentation of its financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) with the following financial measures that are not calculated in accordance with GAAP: EBITDA and Adjusted EBITDA. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. The Company’s measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures in the tables included within this material.

Certain information presented in this press release reflects adjustments to GAAP measures such as EBITDA and Adjusted EBITDA as an additional way of assessing certain aspects of the Company’s operations that, when viewed with the GAAP financial measures, provide a more complete understanding of its on-going business. EBITDA is defined as income (loss) before interest, income taxes, depreciation and amortization, and amortization of debt discount and debt issue costs. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation, income (loss) from investments, net, change in fair value of derivative liabilities, other (income) expense, net, and foreign exchange adjustments.

CHARGE ENTERPRISES, INC.

NON-GAAP RECONCILIATION

	Three months ended March 31,
($ in thousands)	2023	2022 (As Adjusted)
Adjusted EBITDA:
Net income (loss)	$(9,212)	(10,026)
Income tax expense (benefit)	110	(1,373)
Interest expense	1,538	1,765
Depreciation & Amortization	1,210	209
EBITDA	(6,354)	(9,425)
Adjustments:
Stock based compensation	5,902	7,424
(Income) loss from investments, net	(296)	170
Change in fair value of derivative liabilities	(1,376)	-
Other (income) expense, net	(391)	(258)
Foreign exchange adjustments	7	256
Adjusted EBITDA	$(2,508)	$(1,833)

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